Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333 – 145403

Explanatory Note: The following clinical posters and abstracts regarding XERECEPT (human corticotrophin releasing factor) have been previously prepared either by Neurobiological Technologies, Inc. (the “Company”) or with the Company’s participation. These materials are being provided to supplement certain information in the Company’s preliminary prospectus, dated September 19, 2007, and are thus deemed to be a free-writing prospectus. For additional information regarding the Company and the offering to which this free-writing prospectus relates, please see the information below under the caption, “Free Writing Prospectus.”

Control/Tracking Number: 07-AB-36226-ASCO

Activity: Abstract Submission

Current Date/Time: 1/9/2007 9:18:59 PM

The effect of corticorelin acetate on peritumoral brain edema: an interim report of an open-label study as part of a Phase III program

Author Block: L. Carr1, L. Mechtler2, L. Recht3, A. Hormigo4, N. Paleologos5, J. F. Alksne6, E. Arenson7, J. Raizer8, Shulman, M9, CAPBrainEdema [Corticorelin Acetate Peritumoral Brain Edema] Study Group; 1Neurobiological Technologies, Inc., Emeryville, CA, 2Dent Neurologic Institute, Amherst, NY, 3Stanford University, Stanford, CA, 4Memorial Sloan Kettering Cancer Center, New York, NY, 5Evanston Northwestern Healthcare, Evanston, IL, 6University of California, San Diego, La Jolla, CA, 7Colorado Neurological Institute, Englewood, CO, 8Northwestern University, Chicago, IL., 1BioMedical Resources, San Francisco, CA.

Abstract:

BACKGROUND. Steroid treatment of peritumoral brain edema (PBE) in patients with malignant brain tumors (BTs) is frequently associated with debilitating steroid side effects. The investigational agent corticorelin acetate injection (XERECEPT), a synthetic peptide identical to h-corticotropin-releasing factor (hCRF), compared favorably to dexamethasone in reducing PBE in animal models of primary or metastatic BT. Toxicology and clinical studies — including a pilot study in patients with malignant BTs published in ASCOs Annual Meeting Proceedings — showed hCRF to be safe and virtually devoid of steroid side effects. METHODS. Following completion of follow-up periods for one of 2 randomized, double-blind Phase III trials comparing corticorelin acetate to placebo or dexamethasone, patients with primary or metastatic BTs, PBE on pre-randomized study MRIs, and Karnofsky Performance Scores ?50 were enrolled in an open-label extension study in which they took 1.0 mg corticorelin acetate by subcutaneous injection bid. We tapered dexamethasone maximally as tolerated. Patients were assessed every 4 weeks. RESULTS. Of 47 patients who received open-label corticorelin acetate for up to one year, 28 patients continue to take it. Corticorelin acetate was safe and well tolerated, with no related deaths or SAEs. Patients typically refractory to reducing steroids—including at least 5 patients >55 years of age, 7 patients with recurrent brain tumor, and 11 patients in whom prior attempt(s) to reduce dexamethasone had been unsuccessful — reduced dexamethasone with improvement or resolution of steroid side effects. We will present data in the first 30 patients to take corticorelin acetate for at least 12 weeks [the largest and longest-treated group reported to date] including changes in steroid side effects correlated with net cumulative changes in dexamethasone, and treatment-emergent AEs. CONCLUSIONS. This interim analysis supports corticorelin acetates long-term safety, tolerability, and steroid-sparing potential. The outcome of the ongoing randomized trials may determine whether this innovative agent leads to fundamental changes in the management of PBE in patients with primary or metastatic BTs.:

Topic Category (Complete): Quality-of-Life Management

Keyword (Complete): brain tumors ; steroids ; brain metastasis

Sponsor (Complete):

Additional Information I (Complete):

Type of Trial: Phase III

Research Category: Clinical

Trial Accrual: Yes

Funding: Pharmaceutical or Biotech Company

Funder Name: Neurobiological Technologies, Inc. / Celtic Pharma,

Additional Information II (Complete):

Trial Participants over the age of 65: No

I Agree to ASCO Abstract Policies: Yes

I Agree to Present: Yes

Withdraw My Abstract if Not Selected: No

Abstract Presented at GI Cancers Symposium: No

Abstract Presented at Prostate Cancer Symposium: No

Merit Award: No

Late Breaking (Complete):

I intend to submit a Late-breaking abstract: No

Attached Files:

No Files Attached

Status: Complete

Free-Writing Prospectus

Neurobiological Technologies, Inc. (the “issuer”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 415-248-5600.

A copy of the above-referenced prospectus can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/918112/000119312507203280/ds1a.htm

Interim report of the Phase III open-label study of XERECEPT® (corticorelin acetate injection) for treatment of peritumoral brain edema in patients with primary or secondary brain tumors

Mechtler L (DENT Neurologic Institute, Buffalo), Alksne J (Moores UCSD Cancer Center, La Jolla), Wong E (Beth Israel Deaconess Medical Center, Boston), Arenson E (Colorado Neurological Institute, Englewood), Recht L (Stanford University, Stanford), Avgeropolous N (Florida Hospital Cancer Institute, Orlando), Eisenstat D (CancerCare Manitoba, Winnipeg), Hormigo A (Memorial Sloan Kettering Cancer Center, New York, Perry J (Sunnybrook and Women’s College Health Sciences Centre, Toronto), Raizer J (Northwestern University, Chicago), Shapiro W (Barrow Neurological Institute, Phoenix), Taylor L (Virginia Mason Medical Center, Seattle), Shulman M (BioMedical Resources, San Francisco), Carr L (Neurobiological Technologies, Inc., Emeryville)

OBJECTIVE: To evaluate long-term safety, tolerability, and steroid-sparing potential of XERECEPT® (corticorelin acetate injection), a synthetic peptide with amino acid sequence identical to human corticotropin-releasing factor (hCRF), in patients with primary or secondary brain tumors (BT) and peritumoral brain edema METHODS: Following participation in one of 2 randomized, double-blind Phase III trials comparing XERECEPT® to placebo or XERECEPT® to dexamethasone, 20 patients completed, and 2 patients failed to complete, at least 4 weeks of treatment with subcutaneous XERECEPT® 1.0 mg bid in an ongoing open-label study. We reduced dexamethasone maximally as tolerated; the protocol did not require maximum reduction during the first 4 weeks. We assessed patients at baseline and after 4 weeks of treatmenta [or at early study drug discontinuation (SDD)b, and 4 weeks after early SDDc]: body weightb,c; vital signsb,c; EKGb,c; physical examb,c; neurologic measuresb,c; Fact-Br QOLb; concomitant medicationsa,b,c; AEs a,b,c, including steroid-related side effects a,b,c; dexamethasone dosea,b,c; and brain MRIb. RESULTS: The first 20 patients who completed at least 4 weeks of treatment with XERECEPT® 1.0 mg bid included 14 men and 6 women; mean age 53.5 (33 to 67) years; Caucasian 19, black 1; glioblastoma multiforme 11, metastatic BT 3, meningioma 2, astrocytoma 1, anaplastic oligoastrocytoma 1, other 2. For these 20 patients, we will present an interim report of AEs and changes in mean dexamethasone dose and steroid-related side effects from baseline to Week 4; and duration of treatment to date. For the 2 patients who did not complete at least 4 weeks of treatment, we will present the reasons for early SDD; AEs; changes from baseline to early SDD in mean dexamethasone dose, steroid-related side effects, and neurologic measures; and brain MRI results following early SDD.

Free-Writing Prospectus

Neurobiological Technologies, Inc. (the “issuer”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 415-248-5600.

A copy of the above-referenced prospectus can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/918112/000119312507203280/ds1a.htm

Free-Writing Prospectus

Neurobiological Technologies, Inc. (the “issuer”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 415-248-5600.

A copy of the above-referenced prospectus can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/918112/000119312507203280/ds1a.htm

Free-Writing Prospectus

Neurobiological Technologies, Inc. (the “issuer”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 415-248-5600.

A copy of the above-referenced prospectus can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/918112/000119312507203280/ds1a.htm